UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2013

XL GROUP

Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	1-10804	98-0665416
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 1 Hatch Street Upper, 4th Floor, Dublin, Ireland	2
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +353 (1) 405-2033

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On April 26, 2013, XL Group plc (the “Company”) entered into an amendment of its Employment Agreement with Michael McGavick, the Company’s Chief Executive Officer (the “Agreement”). The amendment eliminates the provision from the Agreement granting Mr. McGavick a tax gross-up for an excise tax imposed by IRC Section 4999 on excess parachute payments. As amended, the Agreement provides that, if an excise tax would be due, severance payments and benefits under the Agreement will be cut back if, and to the extent, such a cut back would result in a greater after-tax return to Mr. McGavick than his receiving all of the severance payments and benefits and paying the resulting excise tax. Under the amended Agreement, in no event will the Company be required to pay an excise tax gross-up to Mr. McGavick.

The Agreement is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 5.07. Submission of Matters to a Vote of Security Holders.

At the Annual General Meeting of holders of the Company’s ordinary shares (the “Shareholders”) held on April 26, 2013, the Shareholders approved the following:

a. The election of three Class III Directors to hold office until 2016:

	Votes in Favor	Votes Against	Abstentions	Broker Non-Votes

Joseph Mauriello	255,177,380	583,370	695,154	8,220,210
Eugene McQuade	253,242,471	522,647	2,690,786	8,220,210
Clayton Rose	253,231,128	533,890	2,690,886	8,220,210

b. The appointment of PricewaterhouseCoopers LLP to act as the registered independent public accounting firm for the Company for the year ending December 31, 2013, and the authorization of the Audit Committee of our Board of Directors to determine PricewaterhouseCoopers LLP’s remuneration:

Votes in Favor	Votes Against	Abstentions	Broker Non-Votes
261,408,502	3,017,217	250,395	0

c. The non-binding, advisory vote approving the Company’s executive compensation:

Votes in Favor	Votes Against	Abstentions	Broker Non-Votes
230,737,605	5,890,241	19,828,058	8,220,210

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Second Amendment to Employment Agreement, dated April 26, 2013, between XL Group plc and Michael S. McGavick.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 29, 2013

XL Group plc
(Registrant)

By:	/s/ Kirstin Gould
	Name:	Kirstin Gould
	Title:	General Counsel and Secretary